Exhibit 2(b)(1)

ISIN NO 001063707.7

BOND AGREEMENT

between

Pacific Drilling S.A.

(as Issuer)

and

Norsk Tillitsmann ASA

(as Bond Trustee)

on behalf of

the Bondholders

in the bond issue

8.25% Pacific Drilling S.A. Senior Unsecured Bond Issue 2012/2015

TABLE OF CONTENTS

1 Interpretation	3
2 The Bonds	7
3 Listing	7
4 Registration in a Securities Register	7
5 Purchase and transfer of Bonds	8
6 Conditions Precedent	8
7 Representations and Warranties	9
8 Status of the Bonds and security	11
9 Interest	11
10 Maturity of the Bonds and Redemption	11
11 Payments	12
12 Issuer’s acquisition of Bonds	13
13 Covenants	13
14 Fees and expenses	17
15 Events of Default	18
16 Bondholders’ meeting	20
17 The Bond Trustee	22
18 Miscellaneous	23

This bond agreement has been entered into on 23 February 2012 by and between:

(1)	Pacific Drilling S.A., a public limited liability company (a sociéte anonyme) incorporated under the laws of Luxembourg registered with the Luxembourg register of commerce and companies (RCS) under registration number B159.658, having its registered address at 37 rue d’Anvers, L-1130 Luxembourg as issuer (the “Issuer”), and

(2)	Norsk Tillitsmann ASA, a company incorporated under the laws of Norway with company registration number 963 342 624, as bond trustee (the “Bond Trustee”).

1	Interpretation

1.1	Definitions

In this Bond Agreement the following terms shall have the following meanings (certain terms relevant for Clauses 13 and 18.2 and other Clauses may be defined in the relevant Clause):

“Additional Offshore Unit” means any ultra-deep water offshore drilling rigs and drillships acquired or contracted by a member of the Group after the Issue Date, other than the Drillships.

“Account Manager” means a Bondholder’s account manager in the Securities Register.

“Attachment” means any attachments to this Bond Agreement.

“Bond Agreement” means this bond agreement, including any Attachments, and any subsequent amendments and additions agreed between the Parties.

“Bond Issue” means the bond issue constituted by the Bonds.

“Bondholder” means a holder of Bond(s), as registered in the Securities Register, from time to time.

“Bondholders’ Meeting” means a meeting of Bondholders, as set forth in Clause 16.

“Bonds” means the securities issued by the Issuer pursuant to this Bond Agreement, representing the Bondholders’ underlying claim on the Issuer.

“Business Day” means any day on which Norwegian commercial banks are open for general business, and when Norwegian banks can settle foreign currency transactions.

“Business Day Convention” means that no adjustment will be made, notwithstanding the period end date occurs on a day that is not a Business Day, and if such date is not a Business Day, payments of interest will be made on the first following day that is a Business Day (No Adjustments of Business Day).

“Change of Control Event” means the occurrence of an event or a serious of events whereby any person or group (involving a person and all persons and entities under its control through ownership of a majority of shares or ownership units, or with the right to appoint a majority of the directors to constitute the board of directors) (other than Quantum Pacific (Gibraltar) Limited, a company organized and existing under the laws of Gibraltar with organisation number.105501 (or any of its affiliated companies)) becomes the owner, directly or indirectly, of more than 50% of the outstanding voting shares of the Issuer.

“Drillship” means each of the six ultra-deepwater drillships the Pacific Bora (IMO 9465447), the Pacific Mistral (IMO 9496159), the Pacific Scirocco (IMO 9499905), the Pacific Santa Ana (IMO 9499917), the Pacific Khamsin (hull no. 2014) and the Pacific Sharav (hull no. 2015).

“ECA” means any government or public financial institution, export credit agency or other type of non-commercial lending institution.

“Equity Ratio” means Equity to Total Assets.

“Equity” means the aggregate amount which would in accordance with GAAP be shown in the Issuer’s financial statements as the shareholders’ equity of the Group (on a consolidated basis)

“Encumbrance” means any encumbrance, mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security.

“Event of Default” means the occurrence of an event or circumstance specified in Clause 15.1.

“Exchange” means securities exchange or other reputable marketplace for securities, on which the Bonds are listed, or where the Issuer has applied for listing of the Bonds and “Stock Exchange” means a securities exchange or other reputable marketplace for securities, on which the Issuer’s shares are listed, or where the Issuer has applied for listing of its shares.

“Finance Documents” means (i) this Bond Agreement, (ii) the agreement between the Bond Trustee and the Issuer referred to in Clause 14.2, and (iii) any other document which is executed at any time by the Issuer or any other party in relation to any amount payable under this Bond Agreement.

“Financial Indebtedness” means any indebtedness incurred in respect of:

(a)	moneys borrowed, including acceptance credit;

(b)	any bond, note, debenture, loan stock or other similar instrument;

(c)	the amount of any liability in respect of any lease, hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(d)	receivables sold or discounted (other than any receivables sold on a non-recourse basis);

(e)	any sale and lease-back transaction, or similar transaction which is treated as indebtedness under GAAP;

(f)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, including without limitation currency or interest rate swaps, caps or collar transactions (and, when calculating the value of the transaction, only the mark-to-market value shall be taken into account);

(h)	any amounts raised under any other transactions having the commercial effect of a borrowing or raising of money, whether recorded in the balance sheet or not (including any forward sale of purchase agreement);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institutions; and

(j)	(without double counting) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any of the items referred to in( a) through (i) above.

“Financial Statements” means the audited, consolidated annual accounts and financial statements of the Issuer for any financial year, drawn up according to GAAP, such accounts to include a profit and loss account, balance sheet and cash flow statement.

“GAAP” means the generally accepted accounting practice and principles in the United States (US GAAP). In case of any changes being introduced to GAAP after the date of the Bond Agreement, the Issuer and the Bond Trustee shall jointly conduct a review of the impact of such changes for the Issuer (including, without limitations, whether such changes would have any impact on the financial covenants herein), and, if relevant, the parties shall enter into such amendments to the Bond Agreement as may be required to arrive at the same financial covenants as if no such changes to GAAP had been introduced.

“Group” means the Issuer and the Subsidiaries from to time, and a “Group Company” means the Issuer or any of the Subsidiaries.

“Interest Payment Date” means 23 February and 23 August each year and the Maturity Date. Any adjustment will be made according to the Business Day Convention.

“ISIN” means International Securities Identification Numbering system—the identification number of the Bonds.

“Issue Date” means 23 February 2012.

“Issuer’s Bonds” means Bonds owned by the Issuer, any party or parties who has decisive influence over the Issuer, or any party or parties over whom the Issuer has decisive influence.

“Liquidity” means the aggregate book value of the Group’s freely available and Unrestricted Cash and Cash Equivalents (on a consolidated basis) or undrawn committed revolving credit lines available to the Group (but excluding committed revolving credit lines with less than six months to maturity).

“Managers” mean the managers for the Bond Issue.

“Material Adverse Effect” means a material adverse effect on: (a) the business, financial condition or operations of the Issuer and/or the Group taken as a whole, (b) the Issuer’s ability to perform and comply with its obligations under this Bond Agreement; or (c) the validity or enforceability of this Bond Agreement.

“Maturity Date” means 23 February 2015 or an earlier maturity date as provided for in this Bond Agreement. Any further adjustment may be made according to the Business Day Convention.

“NOK” means Norwegian kroner, being the lawful currency of Norway.

“Outstanding Bonds” means the aggregate value of the total number of Bonds not redeemed or otherwise discharged.

“Party” means a party to this Bond Agreement (including its successors and permitted transferees).

“Paying Agent” means any legal entity as appointed by the Issuer who acts as paying agent on behalf of the Issuer with respect to the Bonds.

“Payment Date” means a date for payment of principal or interest.

“Project Facilities Agreement” means the USD 1,800 million project facilities agreement entered into in September 2010, as amended and restateded on 31 March 2011 and as may be subsequently amended from time to time, in relation to the four Drillships the Pacific Bora, the Pacific Mistral, the Pacific Scirocco and the Pacific Santa Ana.

“Quarter Date” means each 31 March, 30 June and 30 September.

“Quarterly Financial Reports” means the unaudited consolidated management accounts of the Issuer as of each Quarter Date, such accounts to include a profit and loss account, balance sheet, cash flow statement and management commentary.

“Senior Debt Facilities” means (i) the Projects Facilities Agreement, (ii) the Temporary Importation Facilities, (iii) any future customary senior secured debt facilities provided by banks and/or financial institutions including ECAs and (iv) any future 1st priority senior secured bond financing, in each case, obtained by a Group Company to finance any of, or in relation to any of, the Drillships or any Additional Offshore Unit and including any refinancing, amendments or replacements of any of the above from time to time.

“Securities Register Act” means the Norwegian Act relating to Registration of Financial Instruments of 5 July 2002 No. 64.

“Securities Register” means the securities register in which the Bond Issue is registered.

“Subsidiary” means an entity over which another entity or person has a determining influence due to (i) direct and indirect ownership of shares or other ownership interests, and/or (ii) agreement, understanding or other arrangement. An entity shall always be considered to be the subsidiary of another entity or person if such entity or person has such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to vote in or vote out a majority of the directors in the entity.

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “Tax” and “Taxation” shall be construed accordingly.

“Temporary Importation Facilities” means any obligations, including any bonds, letters of credit, guarantees or other commitments required to operate the Drillships and necessary for the importation of the Drillships into the country of operations.

“Total Assets” means the aggregate amount which would in accordance with GAAP be shown in the Issuer’s financial statements as the total assets of the Group (on a consolidated basis).

“Unrestricted Cash and Cash Equivalents” means, on any date, the aggregate of the equivalent in USD on such date of the then current market value of:

(a)	cash in hand or amounts standing to the credit of any current and/or on deposit accounts with an acceptable bank;

(b)	time deposits, savings or money market accounts held with acceptable banks and certificates of deposit issued, and bills of exchange accepted, by an acceptable bank; and

(c)	money market mutual funds rated AAA,

in each case, to which the Issuer is beneficially entitled at that time and to which the Issuer has free and unrestricted access and which is not subject to any Encumbrances. An “acceptable bank” for this purpose is (i) a commercial bank, savings bank and trust company which has a rating of A- or higher by Standard & Poor’s, Moody’s or a comparable rating from a nationally recognised credit ranking agency for its long-term debt obligations; or (ii) a bank or financial institution which is authorised to carry on banking business in Norway.

“US Securities Act” means the U.S. Securities Act of 1933, as amended.

“USD” means US Dollars, being the legal currency of the United States of America.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

1.2	Construction

In this Bond Agreement, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of this Bond Agreement;

(d)	references to a time is a reference to Oslo time unless otherwise stated herein;

(e)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law, including any determinations, rulings, judgments and other binding decisions relating to such provision or regulation;

(f)	references to “control” means the power to appoint a majority of the board of directors of the Issuer or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; and

(h)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).

2	The Bonds

2.1	Binding nature of the Bond Agreement

2.1.1	The Bondholders are, through their subscription, purchase or other transfer of Bonds bound by the terms of the Bond Agreement and other Finance Documents, as authority to the Bond Trustee to finalize and execute the Bond Agreement on the Bondholders behalf is set out in the subscription documents, term sheet, sales documents or in any other way, and while all Bond transfers are subject to the terms of this Bond Agreement and all Bond transferees are, in taking transfer of Bonds, deemed to have accepted the terms of the Bond Agreement and the other Finance Documents and will automatically become bound by the Bond Agreement upon completed transfer having been registered, without any further action required to be taken or formalities to be complied with, see also Clause 18.1.

2.1.2	The Bond Agreement is available to anyone and may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that the Bond Agreement is available to the general public throughout the entire term of the Bonds.

2.2	The Bonds

2.2.1	The Issuer has resolved to issue a series of Bonds in the maximum amount of USD 300,000,000 (U.S. Dollar threehundredmillion).

The Bonds will be in denominations of USD 100,000 each and rank pari passu between themselves.

The Bond Issue will be described as “8.25 % Pacific Drilling S.A. Senior Unsecured Bond Issue 2012/2015”.

The International Securities Identification Number (ISIN) of the Bond Issue will be NO 001 063707.7.

The tenor of the Bonds is from and including the Issue Date to the Maturity Date.

2.3	Purpose and utilization

2.3.1	The net proceeds of the Bonds shall be employed for company growth, working capital and general corporate requirements.

3	Listing

3.1	The Issuer is under no obligations to list the Bonds on an Exchange, but shall have the right to list the Bonds if it so desires.

3.2	If the Bonds are listed, the Issuer shall ensure that the Bonds remain listed until they have been discharged in full.

4	Registration in a Securities Register

4.1	The Bond Issue and the Bonds shall prior to disbursement be registered in the Securities Register according to the Securities Register Act and the conditions of the Securities Register.

4.2	The Issuer shall promptly arrange for notification to the Securities Register of any changes in the terms and conditions of this Bond Agreement. The Bond Trustee shall receive a copy of the notification.

4.3	The Issuer is responsible for the implementation of correct registration in the Securities Register. The registration may be executed by an agent for the Issuer provided that the agent is qualified according to relevant regulations.

4.4	The Bonds have not been registered under the US Securities Act, and the Issuer is under no obligation to arrange for registration of the Bonds under the US Securities Act.

5	Purchase and transfer of Bonds

5.1	Initial eligible purchasers

5.1.1	The Bonds are not offered to and may not be subscribed by investors located in the United States except for “Qualified Institutional Buyers” (QIBs) within the meaning of Rule 144A under the US Securities Act. In addition to the subscription agreement which each initial purchaser will be required to execute, each US investor will be required to execute and deliver a certification stating, among other things, that the purchaser is a QIB as of the Issue Date.

5.2	Transfer restrictions

5.2.1	Subject to the restrictions set forth in this Clause 5.2, the Bonds are freely transferable and may be pledged.

5.2.2	Bondholders may be subject to purchase or transfer restrictions with regard to the Bonds, as applicable from time to time under local laws to which a Bondholder may be subject (due e.g. to its nationality, its residency, its registered address, its place(s) for doing business). Each Bondholder must ensure compliance with local laws and regulations applicable at its own cost and expense.

5.2.3	Bondholders located in the United States are not permitted to transfer the Bond except (a) subject to an effective registration statement under the US Securities Act, (b) to a person that the Bondholder reasonably believes is a QIB within the meaning of Rule 144A that is purchasing for its own account, or the account of another QIB, to whom notice is given that the resale, pledge or other transfer may be made in reliance on Rule 144A, (c) outside the United States in accordance with Regulation S under the US Securities Act, and (d) pursuant to an exemption from registration under the US Securities Act provided by Rule 144 there under (if available).

5.2.4	Notwithstanding the above, a Bondholder other than an initial purchaser of the Bonds which has purchased the Bonds in contradiction to mandatory restrictions applicable may nevertheless utilize and benefit from its voting and other rights and entitlements under this Bond Agreement.

6	Conditions Precedent

6.1	Disbursement of the net proceeds of the Bonds to the Issuer will be subject to the Bond Trustee having received the following documents, in form and substance satisfactory to it, at least two Business Days prior to the Issue Date:

(a)	this Bond Agreement duly executed by all parties thereto;

(b)	certified copies of all necessary corporate resolutions to issue the Bonds and execute the Finance Documents;

(c)	a power of attorney from the Issuer to relevant individuals for their execution of the relevant Finance Documents, or extracts from the relevant register or similar documentation evidencing the individuals authorized to sign on behalf of the Issuer;

(d)	certified copies of (i) the Certificate of Incorporation or other similar official document for the Issuer, evidencing that it is validly existing and (ii) Articles of Association of the Issuer;

(e)	the latest available Financial Statements and Quarterly Financial Report;

(f)	confirmation that the requirements set forth in Chapter 7 of the Norwegian Securities Trading Act (implementing the EU prospectus directive (2003/71 EC) concerning prospectuses have been fulfilled;

(g)	to the extent necessary, any public authorisations required for the Bond Issue;

(h)	confirmation from the Paying Agent that the Bonds have been registered in the Securities Register;

(i)	written confirmation in accordance with Clause 7.3 (if required);

(j)	the agreement set forth in Clause 14.2, duly executed;

(k)	documentation on the granting of authority to the Bond Trustee as set out in Clause 2.1 and copies of any written documentation made public by the Issuer or the Managers in connection with the Bond Issue;

(l)	any statements or legal opinions reasonably required by the Bond Trustee; and

(m)	a corporate legal opinion for the Issuer regarding (a)—(d) above.

6.2	The Bond Trustee may, in its reasonable opinion, waive the deadline or requirements for documentation as set forth in Clause 6.1.

6.3	The Bond Trustee may require any statement or legal opinion in connection with the Bond Issue.

6.4	Disbursement of the net proceeds from the Bonds is subject to the Bond Trustee’s written notice to the Issuer, the Manager and the Paying Agent that the documents have been controlled and that the required conditions precedent are fulfilled.

6.5	On the Issue Date, subject to receipt of confirmation from the Bond Trustee pursuant to Clause 6.4, the Manager shall make the net proceeds from the Bond Issue available to the Issuer.

7	Representations and Warranties

7.1	The Issuer represents and warrants to the Bond Trustee (on behalf of the Bondholders) that:

(a)	Status

The Issuer is a limited liability company, duly incorporated and validly existing under the law of the jurisdiction in which it is registered, and has the power to own its assets and carry on its business as it is being conducted.

(b)	Power and authority

The Issuer has the power to enter into and perform, and has taken all necessary corporate action to authorise its entry into, performance and delivery of this Bond Agreement and any other Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(c)	Valid, binding and enforceable obligations

This Bond Agreement and any other Finance Document constitute (or will constitute, when executed by the respective parties thereto) legal, valid and binding obligations of such parties, enforceable in accordance with their terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against the Issuer.

(d)	Non-conflict with other obligations

The entry into and performance by the Issuer of the Bond Agreement and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any present law or regulation or present judicial or official order; (ii) its articles of association, by-laws or other constitutional documents; or (iii) any document or agreement which is binding on the Issuer or any of its assets.

(e)	No Event of Default

No Event of Default exists, and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on the Issuer or any of its assets, and which may have a Material Adverse Effect.

(f)	Authorizations and consents

All authorisations, consents, licenses or approvals of any governmental authorities required for the Issuer in connection with the execution, performance, validity or enforceability of this Bond Agreement or any other Finance Document, and the transactions contemplated thereby, have been obtained and are valid and in full force and effect. All authorisations, consents, licenses or approvals of any governmental authorities required for the Issuer to carry on its business as presently conducted and as contemplated by this Bond Agreement, have been obtained and are in full force and effect.

(g)	Litigation

No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency is pending or, to the best of the Issuer’s knowledge, threatened which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

(h)	Financial Statements

The audited most recently Financial Statements and Quarterly Financial Reports of the Group fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied from one year to another.

(i)	No undisclosed liabilities

As of the date of the Financial Statements, the Issuer had no material liabilities, direct or indirect, actual or contingent, and there were no material anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Financial Statements or in the notes thereto.

(j)	No Material Adverse Effect

Since the date of the Financial Statements, there has been no change in the business, assets or financial condition of the Issuer that is likely to have a Material Adverse Effect.

(k)	No misleading information

All documents and information which have been provided to the subscribers or the Bond Trustee in connection with this Bond Issue represent the latest available financial information concerning the Group.

(l)	Environmental compliance

The Issuer and each Group Company is in compliance with any relevant applicable environmental law or regulation and no circumstances have occurred which would prevent such compliance in a manner which has or is likely to have a Material Adverse Effect.

(m)	Intellectual property

The Group has undisputed, valid and good title to (a) its patents, trade marks, service marks, designs, business names, copyrights, design rights, inventions, confidential information and other intellectual property rights and interests (whether registered or unregistered), and (b) the benefit of all applications and rights to use such assets.

(n)	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee (on behalf of the Bondholders) or the Bondholders under this Bond Agreement.

(o)	Pari passu ranking

The Issuer’s payment obligations under this Bond Agreement or any other Finance Document to which it is a party rank at least pari passu with the claims of its other unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(p)	Encumbrances

No Encumbrances exist over any of the present assets of any Group Company in conflict with this Bond Agreement.

7.2	The representations and warranties set out in Clause 7.1 are made on the execution date of this Bond Agreement, and shall be deemed to be repeated on the Issue Date.

7.3	The Bond Trustee may prior to disbursement require a written statement from the Issuer confirming compliance with Clause 7.1.

7.4	In the event of misrepresentation, the Issuer shall indemnify the Bond Trustee for any economic losses suffered, both prior to the disbursement of the Bonds, and during the term of the Bonds, as a result of its reliance on the representations and warranties provided by such Issuer herein.

8	Status of the Bonds and security

8.1	The Bonds shall be senior debt of the Issuer. The Bonds shall rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application) and shall rank ahead of subordinated debt.

8.2	The Bonds are unsecured.

9	Interest

9.1	The Issuer shall pay interest on the face value of the Bonds from, and including, the Issue Date at a fixed rate of 8.25per cent per annum (the “Fixed Rate”).

9.2	Interest payments shall be made in arrears on the Interest Payment Dates each year, the first Interest Payment Date falling in August 2012.

9.3	The relevant interest payable amount shall be calculated based on a period from, and including, one Interest Payment Date to, but excluding, the next following applicable Interest Payment Date.

9.4	The day count fraction in respect of the calculation of the payable interest amount shall be “30/360”, which means that the number of days in the calculation period in respect of which payment is being made divided by 360 (the number of days to be calculated on the basis of a year of 360 days with twelve 30-days months (unless (i) the last day of the calculation period is the 31st day of a month but the first day of the calculation period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (ii) the last day of the calculation period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)).

9.5	The payable interest amount per Bond for a relevant calculation period shall be calculated as follows:

Interest Amount	=	Face Value	x	Fixed Rate	x	Fixed Rate Day Count Fraction

10	Maturity of the Bonds and Change of Control

10.1	Maturity

The Bonds shall mature in full on the Maturity Date, and shall be repaid at par (100%) by the Issuer.

10.2	Bondholders’ Put Option (Change of Control)

10.2.1	Upon the occurrence of a Change of Control Event, each Bondholder shall have a right of early repayment (the “Put Option”) of its Bonds at a price equal to 101% of the par value of the Bonds plus accrued interest.

10.2.2	The Put Option must be exercised by the Bondholder within sixty—60—calendar days after the Issuer has given notification to the Bondholders of a Change of Control Event. Such notification shall be given as soon as possible after a Change of Control Event has taken place.

10.2.3	Subject to the foregoing, the Put Option may be exercised by the Bondholders by giving written notice of the request to its Account Manager. The Account Manager shall notify the Paying Agent of the pre-payment request. The settlement date of the Put Option shall be twenty—20—Business Days following the date when the Paying Agent received the repayment request.

10.2.4	On the settlement date of the Put Option, the Issuer shall pay to each of the Bondholders holding Bonds to be pre-paid, the principal amount of each such Bond and any unpaid interest accrued up to the relevant settlement date.

11	Payments

11.1	Payment mechanics

11.1.1	The Issuer shall pay all amounts due to the Bondholders under the Bonds and this Bond Agreements by crediting the bank account nominated by each Bondholder in connection with its securities account in the Securities Register.

11.1.2	Payment shall be considered to have been made once the amount has been credited to the bank which holds the bank account nominated by the Bondholder in question, but if the paying bank and the receiving bank are the same, payment shall be considered to have been made once the amount has been credited to the bank account nominated by the Bondholder in question, see however Clause 11.2.

11.2	Currency

11.2.1	If the Bonds are denominated in other currencies than NOK, each Bondholder has to provide the Paying Agent (either directly or through its Account Manager) with specific payment instructions, including foreign exchange bank account details. Depending on the currency exchange settlement agreements between the Bondholders’ bank and the Paying Agent, cash settlement may be delayed, in which case no default interest or other penalty shall accrue for the amount of the Issuer.

11.2.2	Except as otherwise expressly provided, all amounts payable under this Bond Agreement and any other Finance Document shall be payable in the same currency as the Bonds are denominated in. If, however, the Bondholder has not given instruction as set out in Clause 11.2.1, within 5 Business Days prior to a Payment Date, the cash settlement will be exchanged into NOK and credited to the NOK bank account registered with the Bondholders account in the Securities Register.

11.2.3	Amounts payable in respect of costs, expenses, taxes and other liabilities shall be payable in the currency in which they are incurred.

11.3	Set-off and counterclaims

11.3.1	The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to this Bond Agreement or any other Finance Document.

11.4	Interest in the event of late payment

11.4.1	In the event that payment of interest or principal is not made on the relevant Payment Date, the unpaid amount shall bear interest from the Payment Date at an interest rate equivalent to the interest rate according to Clause 9 plus 5.00 percentage points.

11.4.2	The interest charged under this Clause 11.4 shall be added to the defaulted amount on each respective Interest Payment Date relating thereto until the defaulted amount has been repaid in full.

11.4.3	The unpaid amounts shall bear interest as stated above until payment is made, whether or not the Bonds are declared to be in default pursuant to Clause 15.1 (a), cf. Clauses 15.2—15.4.

11.5	Irregular payments

11.5.1	In case of irregular payments, the Bond Trustee may instruct the Issuer or Bondholders of other payment mechanisms than described in Clause 11.1 or 11.2 above. The Bond Trustee may also obtain payment information regarding Bondholders’ accounts from the Securities Register or Account Managers.

12	Issuer’s acquisition of Bonds

12.1	The Issuer has the right to acquire and own Bonds (“Issuer’s Bonds”). The Issuer’s Bonds may at the Issuer’s discretion be retained by the Issuer, sold or discharged.

13	Covenants

13.1	General

13.1.1	The Issuer has undertaken the covenants in this Clause 13 to the Bond Trustee (on behalf of the Bondholders), as further stated below.

13.1.2	The covenants in this Clause 13 shall remain in force from the date of this Bond Agreement and until such time that no amounts are outstanding under this Bond Agreement and any other Finance Document, unless the Bond Trustee (or the Bondholders Meeting, as the case may be), has agreed in writing to waive any covenant, and then only to the extent of such waiver, and on the terms and conditions set forth in such waiver.

13.2	Information Covenants

13.2.1	The Issuer shall:

(a)	without being requested to do so, immediately inform the Bond Trustee of any Event of Default as well as of any circumstances which the Issuer understands or should understand may lead to an Event of Default;

(b)	without being requested to do so, inform the Bond Trustee of any other event which may have a Material Adverse Effect;

(c)	without being requested to do so, inform the Bond Trustee if the Issuer intends to sell or dispose of all or a substantial part of its assets or operations, or change the nature of its business;

(d)	without being requested to do so, produce Financial Statements annually and Quarterly Financial Reports as of each Quarter Date and make them available on its website in the English language (or alternatively by publishing them through the distribution system at the relevant Exchange) as soon as they become available, and not later than 120 days after the end of the financial year and 90 days after the relevant Quarter Date;

(e)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds;

(f)	without being requested to do so, send the Bond Trustee copies of any creditors’ notifications of the Issuer, including but not limited to mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(g)	without being requested to do so, send a copy to the Bond Trustee of its notices to the Exchange (if listed) which are of relevance for the Issuer’s liabilities pursuant to this Bond Agreement;

(h)	without being requested to do so, inform the Bond Trustee of changes in the registration of the Bonds in the Securities Register; and

(i)	within a reasonable time, provide such information about the Issuer’s financial condition as the Bond Trustee may reasonably request.

13.2.2	The Issuer shall at the request of the Bond Trustee provide the documents and information necessary to maintain the listing and quotation of the Bonds on the Exchange (if listed) and to otherwise enable the Bond Trustee to carry out its rights and duties pursuant to this Bond Agreement and the other Finance Documents, as well as applicable laws and regulations.

13.2.3	The Issuer shall in connection with the issue of its Financial Statements and Quarterly Financial Reports under Clause 13.2.1 (d), confirm to the Bond Trustee in writing the Issuer’s compliance with the covenants in Clause 13. Such confirmation shall be undertaken in a compliance certificate, substantially in the format set out in Attachment 1 hereto, signed by the Chief Executive Officer or Chief Financial Officer of the Issuer. In the event of non-compliance, the compliance certificate shall describe the non-compliance, the reasons therefore as well as the steps which the Issuer has taken and will take in order to rectify the non-compliance.

13.3	General Covenants

(a)	Pari passu ranking

The Issuer’s obligations under this Agreement and any other Finance Document shall at all times rank at least pari passu with the claims of all its other unsubordinated creditors save for those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(b)	Mergers

The Issuer shall not, and shall ensure that no Subsidiary shall, carry out any merger or other consolidation or corporate reconstruction involving consolidating the assets and obligations of the Issuer or such Subsidiary with any other companies or entities not being a member of the Group if such transaction would have a Material Adverse Effect.

(c)	De-mergers

The Issuer shall not, and shall ensure that no Subsidiary shall, carry out any de-merger or other corporate reorganization involving splitting the Issuer or such Subsidiary into two or more separate companies or entities not being a member of the Group, if such transaction would have a Material Adverse Effect.

(d)	Continuation of business

(i)	The Issuer shall not, and shall ensure that no Subsidiary shall, cease to carry on its business.

(ii)	The Issuer shall ensure that no material change is made to the general nature or scope of the business of the Group from that carried on at the date of this Bond Agreement, or as contemplated by this Bond Agreement.

(e)	Disposal of business

The Issuer shall not, and it shall ensure that no Subsidiary shall, sell or otherwise dispose of all or a substantial part of its or that Subsidiary’s assets or operations to any person not being a member of the Group, unless

(i)	the transaction is carried out at fair market value, on terms and conditions customary for such transactions; and

(ii)	such transaction would not have a Material Adverse Effect.

(f)	Negative pledge

The Issuer shall not, and it shall ensure that no Subsidiary shall, create, permit to subsist, allow to exist any Encumbrance over any of its or such Subsidiary’s present or future respective assets, (including, but not limited to, the shares in the Subsidiaries) or revenues, other than Encumbrances granted to secure any of the following:

(i)	the Senior Debt Facilities;

(ii)	any derivative transaction related to the Group’s hedging policy;

(iii)	obligations incurred by any Subsidiary in the ordinary course of business for working capital purposes and as part of the daily operations of such Subsidiary;

(iv)	any recourse liability incurred by any Subsidiary in the ordinary course of business to any financial institution in respect of bid or performance bonds, guarantees or letters of credit issued by such financial institution as security for the performance of the Drillships or any Additional Offshore Units or for any tenders for employment of such units;

(v)	any lien arising by operation of mandatory law; and

(vi)	obligations incurred by the Group (not covered by (i) through (v) above) that in total do not exceed USD 50 million for the Group in aggregate.

(g)	Financial Indebtedness Restriction

The Issuer shall ensure that no Subsidiary incurs, creates or permits to subsist any Financial Indebtedness, other than:

(i)	the Senior Debt Facilities (for the avoidance of doubt, including granting guarantees for Senior Debt Facilities) ;

(ii)	any intra-group loans granted by any Group Company;

(iii)	obligations incurred under any derivative transactions related to the Group’s hedging policy;

(iv)	obligations incurred by any Subsidiary in the ordinary course of business for working capital purposes and as part of the daily operations of such Subsidiary;

(v)	any recourse liability incurred by any Subsidiary in the ordinary course of business to any financial institution in respect of bid or performance bonds, guarantees or letters of credit issued by such financial institution as security for the performance of the Drillships or any Additional Offshore Units or for any tenders for employment of such units;

(vi)	any Financial Support permitted pursuant to Clause 13.3 (h) (Financial Support Restrictions) below; and

(vii)	obligations incurred by the Group (and not already covered by (i) through (vi) above) that in total do not exceed USD 50 million for the Group taken as a whole.

For the avoidance doubt, the above shall not restrict the Issuer from incurring any future financial indebtedness ranking pari passu with the Bonds.

(h)	Financial Support Restrictions

The Issuer shall not, and shall ensure that no Subsidiary shall, grant any loans, give any guarantees or otherwise voluntarily assume any financial liability (whether actual or contingent) (“Financial Support”) to or for the benefit of any third party (other than a Group Company), other than any Financial Support made, granted or given (i) in the ordinary course of its business, (ii) in relation to what is permitted under Clause 13.3 (g) (Financial Indebtedness Restriction) above, provided, however, that no cross-guarantees may be given by a Subsidiary being an obligor under the Project

Facilities Agreement in relation to any financing of the Drillships the Pacific Khamsin and the Pacific Sharav or an Additional Offshore Unit or (iii) in relation to what is permitted under Clause 13.3 (f) (Negative pledge) above, provided, however, that no cross-encumbrances may be given by a Subsidiary being an obligor under the Project Facilities Agreement in relation to any financing of the Pacific Khamsin, the Pacific Sharav or an Additional Offshore Unit.

13.4	Corporate and operational matters

(a)	Intra-group transactions

All transactions between any companies in the Group shall be on commercial terms, and shall comply with all applicable provisions of applicable corporate law applicable to such transactions.

(b)	Arm’s length transaction

The Issuer shall not engage in, or permit any member of the Group to engage in, directly or indirectly, any transaction with any related party (without limitation, the purchase, sale or exchange of assets or the rendering of any service), except (i) in the ordinary course of business and pursuant to the reasonable requirement of the Issuer’s or such member of the Group’s business and upon fair and reasonable terms that are no less favourable to the Issuer or such member of the Group, as the case may be, than those which might be obtained in an arm’s length transaction at the time or (ii) if required or permitted under any of the Senior Debt Facilities.

(c)	Corporate status

The Issuer shall not change its type of organization or jurisdiction of organization.

(d)	Compliance with laws

The Issuer shall (and shall ensure that all Group Companies shall) carry on its business in accordance with acknowledged, careful and sound practices in all material aspects and comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations).

(e)	Litigations

The Issuer shall, promptly upon becoming aware of them, send the Bond Trustee such relevant details of any:

(i)	material litigations, arbitrations or administrative proceedings which have been or might be started by or against any Group Company; and

(ii)	other events which have occurred or might occur and which may have a Material Adverse Effect, as the Bond Trustee may reasonably request.

(f)	Continued listing of shares

The Issuer shall ensure that the Issuer’s shares remain listed on the New York Stock Exchange or another Stock Exchange.

13.5	Preservation of equity and Financial Covenants

(a)	Dividend restrictions:

The Issuer shall not, during the term of the Bond Issue, declare or make any dividend payment or distribution, whether in cash or in kind, repurchase of shares or make other similar transactions (included, but not limited to total return swaps related to shares in the Issuer), or other distributions or transactions implying a transfer of value to its shareholders exceeding 50% of Issuer’s consolidated net profit after taxes based on the Financial Statements for the previous financial year, provided, however that such restriction shall not apply for dividend payments made between the Settlement Date and 31 December 2012, provided, that (i) such dividends shall not exceed USD 100 million in aggregate and (ii) the Group shall have, immediately following such dividend, a minimum Liquidity of USD 50 million, such Liquidity to be freely available to the Issuer, after any such dividend is paid (for the avoidance of doubt, thereafter the minimum Liquidity requirement shall return to USD 25 million as set out in clause 13.5 (c) below). Any un-utilized portion of the permitted dividend pursuant to the above may not be carried forward to any subsequent financial year.

(b)	Minimum Equity Ratio

The Issuer shall ensure that the Group maintains an Equity Ratio of minimum 35%. This minimum equity ratio requirement shall apply at all times, but will be tested on each Quarter Date, and reported to the Bond Trustee in connection with the Issuer’s quarterly reporting, and on 31 December and reported to the Bond Trustee in connection with the Issuer’s annual reporting.

(c)	Minimum Liquidity

The Issuer shall ensure that the Group maintains a minimum Liquidity position of USD 25 million, such Liquidity to be freely and available to the Issuer. This minimum liquidity requirement shall apply at all times, but will be tested on each Quarter Date, and reported to the Bond Trustee in connection with the Issuer’s quarterly reporting, and on 31 December and reported to the Bond Trustee in connection with the Issuer’s annual reporting.

(d)	Leverage Restriction

The Issuer shall ensure that the total amounts outstanding under the Senior Debt Facilities (excluding Temporary Importation Facilities) and any other secured or unsecured Financial Indebtedness incurred by any Group Company on average per Drillship and, if any, per Additional Offshore Unit on a cumulative basis (the “Average Leverage”) shall never constitute more than USD 475 million (the “Average Leverage Cap”). This limitation shall apply at all times, but will be tested on each Quarter Date, and reported to the Bond Trustee in connection with the Issuer’s quarterly reporting, and on 31 December and reported to the Bond Trustee in connection with the Issuer’s annual reporting. For the avoidance of doubt, the Average Leverage shall not include committed or arranged debts not drawn upon.

14	Fees and expenses

14.1	The Issuer shall cover all its own expenses in connection with this Bond Agreement and fulfilment of its obligations under this Bond Agreement, including preparation of this Bond Agreement, preparation of the Finance Documents and any registration or notifications relating thereto, listing of the Bonds on the Exchange (if applicable), and the registration and administration of the Bonds in the Securities Register.

14.2	The expenses and fees payable to the Bond Trustee (on behalf of itself) shall be paid by the Issuer and are set forth in a separate agreement between the Issuer and the Bond Trustee. Fees and expenses payable to the Bond Trustee which, due to the Issuer’s insolvency or similar, are not reimbursed in any other way may be covered by making an equivalent reduction in the payments to the Bondholders.

14.3	The Issuer shall cover all public fees in connection with the Bonds and the Finance Documents. Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer is not responsible for reimbursing any such fees.

14.4	In addition to the fee due to the Bond Trustee pursuant to Clause 14.2 and normal expenses pursuant to Clauses 14.1 and 14.3, the Issuer shall pay such other expenses incurred by the Bond Trustee in connection with the Bonds as determined in a separate agreement between the Issuer and the Bond Trustee.

14.5	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to the Bondholders.

15	Events of Default

15.1	The Bonds may be declared by the Bond Trustee to be in default upon occurrence of any of the following events (which shall be referred to as an “Event of Default”) if:

(a)	Non-payment

The Issuer fails to fulfill any payment obligation due under this Bond Agreement or any Finance Document when due, unless, in the opinion of the Bond Trustee, it is obvious that such failure will be remedied, and payment in full is made, within 5—five—Business Days following the original due date.

(b)	Breach of other obligations

The Issuer or any Subsidiary fails to duly perform any other covenant or obligation pursuant to this Bond Agreement or any of the Finance Documents, unless, in the opinion of the Bond Trustee, it is obvious that such failure will be remedied and is remedied within 10—ten—Business Days after notice thereof is given to the Issuer by the Bond Trustee.

(c)	Cross default

The Issuer or any Subsidiary, the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) below exceeds a total of USD 25 million, or the equivalent thereof in other currencies;

(i)	any Financial Indebtedness or guarantee is not paid when due nor within any originally applicable grace period,

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	Misrepresentations

Any representation, warranty or statement (including statements in compliance certificates) made under this Bond Agreement or in connection therewith is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made.

(e)	Insolvency

If for the Issuer or any Subsidiary

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation,

(ii)	a composition, compromise, assignment or arrangement with any creditor, having an adverse effect on the Issuer’s ability to perform its payment obligations hereunder,

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(iv)	enforcement of any security over any of its assets,

(f)	Creditors’ process

The Issuer or any Subsidiary has a substantial proportion of the assets impounded, confiscated, attached or subject to distraint, or is subject to enforcement of any security over any of its assets.

(g)	Dissolution, appointment of liquidator or analogous proceedings

The Issuer or any Subsidiary is resolved to be dissolved or a liquidator, administrator or the like is appointed or requested to be appointed in respect of the Issuer or any Subsidiary.

(h)	Impossibility or illegality

It is or becomes impossible or unlawful for any Group Company to fulfill or perform any of the terms of the Finance Documents to which it is a party.

(i)	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any Group Company which might, if adversely determined, in the reasonable opinion of the Bond Trustee, after consultations with the Issuer, is likely to may have a Material Adverse Effect.

(j)	Material adverse effect

Any other event or series of events occurs in relation to any Group Company which, in the reasonable opinion of the Bond Trustee, after consultations with the Issuer, is likely to have a Material Adverse Effect.

15.2	In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee can, in order to protect the interests of the Bondholders, declare the Outstanding Bonds including accrued interest and expenses to be in default and due for immediate payment.

The Bond Trustee may at its discretion, on behalf of the Bondholders, take every measure necessary to recover the amounts due under the Outstanding Bonds, and all other amounts outstanding under the Bond Agreement and any other Finance Document.

15.3	In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee shall declare the Outstanding Bonds including accrued interest and costs to be in default and due for payment if:

(a)	the Bond Trustee receives a demand in writing with respect to the above from Bondholders representing at least 1/5 of the Voting Bonds, and the Bondholders’ Meeting has not decided on other solutions, or

(b)	the Bondholders’ Meeting has decided to declare the Outstanding Bonds in default and due for payment.

In either case the Bond Trustee shall on behalf of the Bondholders take every measure necessary to recover the amounts due under the Outstanding Bonds. The Bond Trustee can request satisfactory security for any possible liability and anticipated expenses, from those Bondholders who requested that the declaration of default be made pursuant to sub clause (a) above and/or those who voted in favour of the decision pursuant to sub clause (b) above.

15.4	In the event that the Bond Trustee pursuant to the terms of Clauses 15.2 or 15.3 declares the Outstanding Bonds to be in default and due for payment, the Bond Trustee shall immediately deliver to the Issuer a notice demanding payment of interest and principal due to the Bondholders under the Outstanding Bonds including accrued interest and interest on overdue amounts and expenses.

16	Bondholders’ meeting

16.1	Authority of the Bondholders’ meeting

16.1.1	The Bondholders’ Meeting represents the supreme authority of the Bondholders community in all matters relating to the Bonds. If a resolution by or an approval of the Bondholders is required, resolution of such shall be passed at a Bondholders’ Meeting. Resolutions passed at Bondholders’ Meetings shall be binding upon and prevail for all the Bonds.

16.2	Procedural rules for Bondholders’ meetings

16.2.1	A Bondholders’ Meeting shall be held at the request of:

(a)	the Issuer,

(b)	Bondholders representing at least 1/10 of Voting Bonds,

(c)	the Exchange, if the Bonds are listed, or

(d)	the Bond Trustee.

16.2.2	The Bondholders’ Meeting shall be summoned by the Bond Trustee. A request for a Bondholders’ Meeting shall be made in writing to the Bond Trustee, and shall clearly state the matters to be discussed.

16.2.3	If the Bond Trustee has not summoned a Bondholders’ Meeting within 10—ten—Business Days after having received such a request, then the requesting party may summons the Bondholders’ Meeting itself.

16.2.4	Summons to a Bondholders Meeting shall be dispatched no later than 10—ten—Business Days prior to the Bondholders’ Meeting. The summons and a confirmation of each Bondholder’s holdings of Bonds shall be sent to all Bondholders registered in the Securities Register at the time of distribution. The summons shall also be sent to the Exchange for publication, if applicable.

16.2.5	The summons shall specify the agenda of the Bondholders’ Meeting. The Bond Trustee may in the summons also set forth other matters on the agenda than those requested. If amendments to this Bond Agreement have been proposed, the main content of the proposal shall be stated in the summons.

16.2.6	The Bond Trustee may restrict the Issuer to make any changes of Voting Bonds in the period from distribution of the summons until the Bondholders’ Meeting, by serving notice to it to such effect.

16.2.7	Matters that have not been reported to the Bondholders in accordance with the procedural rules for summoning of a Bondholders’ Meeting may only be adopted with the approval of all Voting Bonds.

16.2.8	The Bondholders’ Meeting shall be held on premises designated by the Bond Trustee. The Bondholders’ Meeting shall be opened and shall, unless otherwise decided by the Bondholders’ Meeting, be chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting shall be opened by a Bondholder, and be chaired by a representative elected by the Bondholders’ Meeting.

16.2.9	Minutes of the Bondholders’ Meeting shall be kept. The minutes shall state the numbers of Bondholders represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the result of the voting. The minutes shall be signed by the chairman and at least one other person elected by the Bondholders’ Meeting. The minutes shall be deposited with the Bond Trustee and shall be available to the Bondholders.

16.2.10	The Bondholders, the Bond Trustee and—provided the Bonds are listed—representatives of the Exchange, have the right to attend the Bondholders’ Meeting. The chairman may grant access to the meeting to other parties, unless the Bondholders’ Meeting decides otherwise. Bondholders may attend by a representative holding proxy. Bondholders have the right to be assisted by an advisor. In case of dispute the chairman shall decide who may attend the Bondholders’ Meeting and vote for the Bonds.

16.2.11	Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders’ Meeting may resolve that the Issuer’s representatives may not participate in particular matters. The Issuer has the right to be present under the voting.

16.3	Resolutions passed at Bondholders’ meetings

16.3.1	At the Bondholders’ Meeting each Bondholder may cast one vote for each Voting Bond owned at close of business on the day prior to the date of the Bondholders’ Meeting in accordance with the records registered in the Securities Register. Whoever opens the Bondholders’ Meeting shall adjudicate any question concerning which Bonds shall count as the Issuer’s Bonds. The Issuer’s Bonds shall not have any voting rights.

16.3.2	In all matters, the Issuer, the Bond Trustee and any Bondholder have the right to demand vote by ballot. In case of parity of votes, the chairman shall have the deciding vote, regardless of the chairman being a Bondholder or not.

16.3.3	In order to form a quorum, at least half (1/2) of the Voting Bonds must be represented at the meeting, see however Clause 16.4. Even if less than half (1/2) of the Voting Bonds are represented, the Bondholders’ Meeting shall be held and voting completed.

16.3.4	Resolutions shall be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set forth in Clause 16.3.5.

16.3.5	In the following matters, a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required:

(a)	amendment of the terms of this Bond Agreement regarding the interest rate, the tenor, redemption price and other terms and conditions affecting the cash flow of the Bonds;

(b)	transfer of rights and obligations of this Bond Agreement to another issuer (Issuer), or

(c)	change of Bond Trustee.

16.3.6	The Bondholders’ Meeting may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

16.3.7	The Bond Trustee shall ensure that resolutions passed at the Bondholders’ Meeting are properly implemented.

16.3.8	The Issuer, the Bondholders and the Exchange shall be notified of resolutions passed at the Bondholders’ Meeting.

16.4	Repeated Bondholders’ meeting

16.4.1.	If the Bondholders’ Meeting does not form a quorum pursuant to Clause 16.3.3, a repeated Bondholders’ Meeting may be summoned to vote on the same matters. The attendance and the voting result of the first Bondholders’ Meeting shall be specified in the summons for the repeated Bondholders’ Meeting.

16.4.2	When a matter is tabled for discussion at a repeated Bondholders’ Meeting, a valid resolution may be passed even though less than half (1/2) of the Voting Bonds are represented.

16.5	The Issuer and the Bond Trustee agree that the provisions of Clause 16, Clause 17 and Clause 18 shall be the sole provisions applicable to meetings of Bondholders and, for the avoidance of doubt, acknowledge and agree that articles 86 to 94-8 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies are hereby excluded.

17	The Bond Trustee

17.1	The role and authority of the Bond Trustee

17.1.1	The Bond Trustee shall monitor the compliance by the Issuer of its obligations under this Bond Agreement and applicable laws and regulations which are relevant to the terms of this Bond Agreement, including supervision of timely and correct payment of principal or interest, inform the Bondholders, the Paying Agent and the Exchange of relevant information which is obtained and received in its capacity as Bond Trustee (however, this shall not restrict the Bond Trustee from discussing matters of confidentiality with the Issuer), arrange Bondholders’ Meetings, and make the decisions and implement the measures resolved pursuant to this Bond Agreement. The Bond Trustee is not obligated to assess the Issuer’s financial situation beyond what is directly set forth in this Bond Agreement.

17.1.2	The Bond Trustee may take any step necessary to ensure the rights of the Bondholders in all matters pursuant to the terms of this Bond Agreement. The Bond Trustee may postpone taking action until such matter has been put forward to the Bondholders’ Meeting.

17.1.3	Except as provided for in Clause 17.1.5 the Bond Trustee may reach decisions binding for all Bondholders concerning this Bond Agreement, including amendments to the Bond Agreement and waivers or modifications of certain provisions, which in the opinion of the Bond Trustee, do not have a Material Adverse Effect on the rights or interests of the Bondholders pursuant to this Bond Agreement.

17.1.4	Except as provided for in Clause 17.1.5, the Bond Trustee may reach decisions binding for all Bondholders in circumstances other than those mentioned in Clause 17.1.3 provided prior notification has been made to the Bondholders. Such notice shall contain a proposal of the amendment and the Bond Trustee’s evaluation. Further, such notification shall state that the Bond Trustee may not reach a decision binding for all Bondholders in the event that any Bondholder submit a written protest against the proposal within a deadline set by the Bond Trustee. Such deadline may not be less than five (5) Business Days following the dispatch of such notification.

17.1.5	The Bond Trustee may not reach decisions pursuant to Clauses 17.1.3 or 17.1.4 for matters set forth in Clause 16.3.5 except to rectify obvious incorrectness, vagueness or incompleteness.

17.1.6	The Bond Trustee may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

17.1.7	The Issuer, the Bondholders and the Exchange shall be notified of decisions made by the Bond Trustee pursuant to Clause 17.1 unless such notice obviously is unnecessary.

17.1.8	The Bondholders’ Meeting can decide to replace the Bond Trustee without the Issuer’s approval, as provided for in Clause 16.3.5.

17.2	Liability and indemnity

17.2.1	The Bond Trustee is liable only for direct losses incurred by Bondholders or the Issuer as a result of negligence or wilful misconduct by the Bond Trustee in performing its functions and duties as set forth in this Bond Agreement. The Bond Trustee is not liable for the content of information provided to the Bondholders on behalf of the Issuer.

17.2.2	The Issuer is liable for, and shall indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees, agents and representatives) to fulfil its obligations under the terms of this Bond Agreement and any other Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the establishment and performance of this Bond Agreement and the other Finance Documents.

17.3	Change of Bond Trustee

17.3.1	Change of Bond Trustee shall be carried out pursuant to the procedures set forth in Clause 16. The Bond Trustee shall continue to carry out its duties as bond trustee until such time that a new Bond Trustee is elected.

17.3.2	The fees and expenses of a new bond trustee shall be covered by the Issuer pursuant to the terms set out in Clause 14, but may be recovered wholly or partially from the Bond Trustee if the change is due to a breach of the Bond Trustee duties pursuant to the terms of this Bond Agreement or other circumstances for which the Bond Trustee is liable.

17.3.3	The Bond Trustee undertakes to co-operate so that the new bond trustee receives without undue delay following the Bondholders’ Meeting the documentation and information necessary to perform the functions as set forth under the terms of this Bond Agreement.

18	Miscellaneous

18.1	The community of Bondholders

18.1	By virtue of holding Bonds, which are governed by this Bond Agreement (which pursuant to Clause 2.1.1 is binding upon all Bondholders), a community exists between the Bondholders, implying, inter alia, that

(a)	the Bondholders are bound by the terms of this Bond Agreement,

(b)	the Bond Trustee has power and authority to act on behalf of the Bondholders,

(c)	the Bond Trustee has, in order to administrate the terms of this Bond Agreement, access to the Securities Register to review ownership of Bonds registered in the Securities Register,

(d)	this Bond Agreement establishes a community between Bondholders meaning that;

(i)	the Bonds rank pari passu between each other,

(ii)	the Bondholders may not, based on this Bond Agreement, act directly towards the Issuer and may not themselves institute legal proceedings against the Issuer, however not restricting the Bondholders to exercise their individual rights derived from the Bond Agreement.

(iii)	the Issuer may not, based on this Bond Agreement, act directly towards the Bondholders,

(iv)	the Bondholders may not cancel the Bondholders’ community, and that

(v)	the individual Bondholder may not resign from the Bondholders’ community.

18.2	Defeasance

18.2.1	The Issuer may, at its option and at any time, elect to have certain obligations discharged (see Clause 18.2.2) upon complying with the following conditions (“Covenant Defeasance”);

(a)	the Issuer shall have irrevocably pledged to the Bond Trustee for the benefit of the Bondholders cash or government obligations accepted by the Bond Trustee (the “Defeasance Pledge”) in such amounts as will be sufficient for the payment of principal (including premium payable upon exercise of a Put Option) and interest on the Outstanding Bonds to Maturity Date (or redemption upon a exercise of a notified Put Option);

(b)	the Issuer shall, if required by the Bond Trustee, provide a legal opinion reasonable acceptable to the Bond Trustee to the effect that the Bondholders will not recognize income, gain or loss for income tax purposes (hereunder US federal or Norwegian, if applicable) as a result of the Defeasance Pledge and Covenant Defeasance, and will be subject to such income tax on the same amount and in the same manner and at the same times as would have been the case if the Defeasance Pledge had not occurred;

(c)

no Event of Default shall have occurred and be continuing on the date of establishment of the Defeasance Pledge, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 181st day after the date of establishment of the pledge;

(d)	neither the Defeasance Pledge nor the Covenant Defeasance results in a breach or violation of any material agreement or instrument binding upon the Issuer, or the articles of association or other corporate documents governing the Issuer;

(e)	the Issuer shall have delivered to the Bond Trustee a certificate signed by its Chief Executive Officer that the Defeasance Pledge was not made by the Issuer with the intent of preferring the Bondholders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(f)

the Issuer shall have delivered to the Bond Trustee any certificate or legal opinion reasonably required regarding the Covenant Defeasance or Defeasance Pledge (including certificate from its Chief Executive Officer and a legal opinion from its legal counsel) to the effect that all conditions for Covenant Defeasance have been complied with; and that the Defeasance Pledge (i) will not be subject to any rights of creditors of the Issuer, (ii) will constitutes a valid, perfected and enforceable security interest in favour of the Bond Trustee for the benefit of the Bondholders, and (iii) will, after the 181st day following the establishment, the funds and assets so pledged will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally under the laws of the jurisdiction where the Defeasance Pledge was established and the corporate domicile of the Issuer.

18.2.2	Upon the exercise by the Issuer of its option under Clause 18.2.1;

(a)	the Issuer shall be released from their obligations under all provisions in Clause 13, except 13.2.1 (a), (e), (h) and (i).

(b)	the Issuer shall not (and shall ensure that all Group Companies shall not) take any actions that may cause the value of the security interest created by this Covenant Defeasance to be reduced, and shall at the request of the Bond Trustee execute, or cause to be executed, such further documentation and perform such other acts as the Bond Trustee may reasonably require in order for such security interests to remain valid, enforceable and perfected by the Bond Trustee for the account of the Bondholders;

(c)	save as provided for in (a) above, all provisions of the Bond Agreement shall remain fully in force without any modifications.

18.2.3	All moneys amount covered by the Defeasance Pledge shall be applied by the Bond Trustee, in accordance with the provisions of this Bond Agreement, to the payment to the Bondholders of all sums due to them under this Bond Agreement on the due date thereof.

Any excess funds not required for the payment of principal, premium and interest to the Bondholders (including any expenses, fees etc. due to the Bond Trustee hereunder) shall be returned to the Issuer.

18.3	Limitation of claims

18.3.1	All claims under the Bonds and this Bond Agreement for payment, including interest and principal, shall be subject to the time-bar provisions of the Norwegian Limitation Act of May 18, 1979 No. 18.

18.4	Access to information

18.4.1	The Bond Agreement is available to anyone and copies may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that the Bond Agreement is available in copy form to the general public until all the Bonds have been fully discharged.

18.4.2	The Bond Trustee shall, in order to carry out its functions and obligations under the Bond Agreement, have access to the Securities Register for the purposes of reviewing ownership of the Bonds registered in the Securities Register.

18.5	Amendments

18.5.1	All amendments of this Bond Agreement shall be made in writing, and shall unless otherwise provided for by this Bond Agreement, only be made with the approval of all parties hereto.

18.6	Notices, contact information

18.6.1	Written notices, warnings, summons etc to the Bondholders made by the Bond Trustee shall be sent via the Securities Register with a copy to the Issuer and the Exchange. Information to the Bondholders may also be published at the web site www.stamdata.no.

18.6.2	The Issuer’s written notifications to the Bondholders shall be sent via the Bond Trustee, alternatively through the Securities Register with a copy to the Bond Trustee and the Exchange.

18.6.3	Unless otherwise specifically provided, all notices or other communications under or in connection with this Bond Agreement between the Bond Trustee and the Issuer shall be given or made in writing, by letter, or telefax. Any such notice or communication addressed shall be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received.

18.6.4	The Issuer and the Bond Trustee shall ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons

18.7	Dispute resolution and legal venue

18.7.1	This Bond Agreement and all disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall be governed by Norwegian law.

All disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall be exclusively resolved by the courts of Norway, with the District Court of Oslo as sole legal venue.

This Clause 18.7 is for the benefit of the Bond Trustee only. As a result, the Bond Trustee shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Bond Trustee may take concurrent proceedings in any number of jurisdictions.

*****

This Bond Agreement has been executed in two originals, of which the Issuer and the Bond Trustee retain one each.

On behalf of the Issuer	On behalf of the Bond Trustee

/s/ Christian J. Beckett	/s/ Alex Ogol
By: Christian J. Beckett	By:
Position: Chief Executive Officer	Position:

Attachment 1

COMPLIANCE CERTIFICATE

Norsk Tillitsmann ASA

P.O. Box 1470 Vika

N-0116 Oslo

Norway

Fax: + 47 22 87 94 10

E-mail: mail@trustee.no

[DATE]

Dear Sirs,

8.25% PACIFIC DRILLING S.A. SENIOR UNSECURED BOND ISSUE 2012/2015

- ISIN 0010637077

We refer to the Bond Agreement for the above mentioned Bond Issue made between Norsk Tillitsmann ASA as Bond Trustee on behalf of the Bondholders, and the undersigned as Issuer under which a Compliance Certificate shall be issued. This letter constitutes the Compliance Certificate for the period [PERIOD].

Capitalised words and expressions are used herein as defined in the Bond Agreement.

With reference to Clause 13.2.3 of the Bond Agreement we hereby certify that:

1.	all information contained herein is true and accurate and there has been no change which would have a material adverse effect on the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you.

2.	the covenants set out in Clause 13 of the Bond Agreement are satisfied;

3.	in accordance with Clause 13.5 (b), the Equity Ratio is as of [date] […]%;

4.	in accordance with Clause 13.5 (c), the Liquidity position is as of [date] USD […] million;

5.	in accordance with Clause 13.5 (e), the Average Leverage is as of [date] USD […] million;

Copies of our latest consolidated [annual audited/quarterly unaudited] accounts are enclosed.

Yours faithfully,

On behalf of Pacific Drilling S.A.

Name of authorized person

Enclosure: [copy of any written documentation]